The Premier Funds
                      480 North Magnolia Avenue, Suite 103
                           El Cajon, California 92020



December 21, 2001


U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      The Premier Funds - CIK No. 0001162127
                  Request for Withdrawal of Registration Statement on Form N-1A; File No. 333-75654
                  Accession No. 0001162044-01-500024

Ladies and Gentlemen:

     The Registrant intended to file its Pre-Effective Amendment No. 1 to its Registration Statement as a Form N1-A/A. Instead, the Registrant mistakenly made this filing as Form Type N-1A. This mistaken filing was made on December 21, 2001. This letter is being filed to withdraw the filing made in error.

     The Registrant is refiling its Pre-Effective Amendment No. 1 as Form Type N1-A/A.

     Accordingly, the Registrant requests withdrawal of the mistakenly filed Registration Statement pursuant to Rule 477(a) under the Securities Act of 1933.

                                         Sincerely,

                                         /s/ Jeffrey R. Provence
                                        --------------------------
                                             Jeffrey R. Provence
                                             Secretary